Exhibit 3

Names and Addresses of the Underwriters

Itau BBA USA Securities, Inc.

767 Fifth Avenue, 50th Floor

New York, New York 10153

United States of America

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

United States of America

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

United States of America